BIOLASE REPORTS 2015 SECOND QUARTER RESULTS

IRVINE, CA (August 5, 2015) — BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today reported its financial results for the second quarter and six months ended June 30, 2015.

Selected highlights of the 2015 second quarter include:

•	Worldwide revenue grew $1.7 million, or 17%, year-over-year and 9% sequentially.

•	U.S. revenue increased 17% year-over-year, including a 47% increase in WaterLase® sales.

•	International revenue increased 16% year-over-year, including a 35% increase in WaterLase® sales.

•	Laser systems revenue worldwide increased $1.4 million, or 22%, year-over-year and 11% sequentially, including a 42% increase year-over-year and 21% sequentially, related to WaterLase® systems.

•	Imaging revenue worldwide decreased $0.2 million, or 23%, year-over-year.

•	Achieved double digit worldwide growth of consumables revenue.

•	Cash burn of $3.8 million, a 50% reduction from previous quarter.

New President and CEO Harold Flynn, Jr., who joined BIOLASE in mid-July, stated that “the Company demonstrated meaningful growth in its core laser franchises in the second quarter. This was especially true in the U.S. where our primary laser products and related consumable products all showed positive growth year-over-year and sequentially.”

“Our Practice Growth. Guaranteed™ initiative is resonating well with new customers,” Flynn added. “This unique initiative focuses on the training of new customers in the safe and effective use of their WaterLase® iPlus™ 2.0 system to improve and enhance treatment of their patients. The program also provides education on how to take full advantage of the many indications offered by our laser system to practice better dentistry and thereby grow their practice and its revenue. We continue to invest heavily in additional innovative laser-based solutions to extend our leadership within laser dentistry, emphasizing better patient care, excellent customer service and new products that better meet the needs of patients and dental professionals.”

Second Quarter and Six-Month Financial Results
Net revenue for the second quarter of 2015 was $11.9 million, compared to net revenues of $10.2 million for the second quarter of 2014. The quarter-over-quarter increase of 17% was principally due to increases in domestic and international laser systems, consumables and service revenue, partially offset by decreases in domestic imaging systems revenue.

Net revenue for the six months ended June 30, 2015 was $22.7 million, compared to net revenues of $21.7 million for the six months ended June 30, 2014. The overall year-over-year increase in net revenue primarily resulted from increases in domestic and international laser system and consumable revenue, partially offset by decreases mostly in domestic imaging systems revenue. Worldwide year-to-date imaging revenue through June 30, 2015, was $900 thousand, down $1.0 million or 54%, compared to the same period last year.

Gross profit as a percentage of revenue typically fluctuates with product and regional mix, selling prices, material costs and revenue levels. Gross profit as a percentage of net revenue for the second quarter and first six months of 2015 was 31.2% and 30.4%, respectively, compared to 36.6% and 35.3%, respectively, for the same prior year periods. The decline was mainly attributable to increased international sales volume and increased promotions related to this year’s launches of the WaterLase® iPlus™ 2.0 and EPIC X™. Second quarter and first-half 2015 gross profit related to international sales denominated in foreign currency was negatively impacted by the stronger U.S. dollar when compared with the same prior year periods.

Total operating expenses in the second quarter and six months ended June 30, 2015 were $10.7 million and $19.2 million, respectively, compared to $9.9 million and $18.5 million for the same prior year periods. The increases in this year’s operating expenses for the second quarter and six months were due to a combination of increased spending in engineering and development for new product development and support of existing products and technologies, along with increased spending in sales and marketing on product promotions and building brand awareness. These increases were partially offset by decreased spending in general and administrative expenses attributable to decreased legal expenses and professionals fees, and a credit related to a favorable legal settlement with a competitor recorded in the first quarter of 2015.

The net loss for the second quarter and six months ended June 30, 2015 was $7.0 million and $12.5 million, respectively, or a $0.12 and $0.21 loss per share, respectively, compared to a net loss of $6.4 million and $11.3 million, or $0.17 and $0.31 loss per share, for the same prior year periods. The increase in net loss was primarily due to lower gross profit margins and increased operating expenses in 2015 when compared to 2014.

After removing interest income, net of $23 thousand, income tax provision of $36 thousand, non-cash depreciation and amortization expenses of $166 thousand and non-cash stock-based compensation expenses of $935 thousand, the adjusted non-GAAP net loss for this year’s second quarter totaled $5.9 million, or a loss of $0.10 per share, compared with a non-GAAP net loss of $5.7 million, or a loss of $0.15 per share, during the prior year second quarter. The non-GAAP net loss totaled $10.5 million, or a loss of $0.18 per share, for the six months ended June 30, 2015 compared with a non-GAAP net loss of $9.8 million, or a loss of $0.26 per share, for the same prior year period.

Liquidity and Capital Resources
As of June 30, 2015, BIOLASE had approximately $27.3 million in working capital. Cash and cash equivalents at the end of the second quarter of 2015 were $20.1 million, compared to $31.6 million on December 31, 2014. Net accounts receivable totaled $9.8 million at June 30, 2015, as compared to $9.0 million at December 31, 2014.

Senior Vice President and Chief Financial Officer David Dreyer stated “the Company’s cash and cash equivalents total of $20.1 million as of June 30, 2015 reflected a reduction of $11.4 million during the first six months of 2015. This reduction consisted of a decrease of $7.6 million during the first quarter 2015 followed by a decrease of $3.8 million during the second quarter 2015. The decrease in cash and equivalents during the 2015 second quarter was half the decrease amount during the first quarter of this year, reflecting management’s increased focus and attention on better managing its uses of cash.”

Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the second quarter and six months ended June 30, 2015, and to answer questions. To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.
BIOLASE, Inc. is a medical device company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers. BIOLASE’s products are focused on technologies that advance the practice of dentistry to both the dentist and their patients. The Company’s proprietary laser products incorporate approximately 185 patented and 115 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 29,000 laser systems. Laser products under development address the Company’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase® iPlus™ and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations regarding existing trends, our strategic initiatives, the closing of the private placement and expected use of proceeds and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:

BIOLASE, Inc.	DresnerAllenCaron
David Dreyer Chief Financial Officer	Rene Caron (Investors) 949-474-4300

ddreyer@biolase.com rene@allencaron.com

888-424-6527	Len Hall (Media) 949-474-4300 len@allencaron.com

(Financial Tables Follow)

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2015		2014	2015		2014

Products and services revenue	$	11,835	$10,140		$22,586	$21,619
License fees and royalty revenue		34	46		138	85

Net revenue		11,869	10,186		22,724	21,704
Cost of revenue		8,168	6,457		15,813	14,034
Gross profit		3,701	3,729		6,911	7,670

Operating expenses:
Sales and marketing		4,743	3,569		9,497	8,024
General and administrative		3,916	5,310		6,503	8,393
Engineering and development		1,974	978		3,777	1,951
Excise tax		97	64		153	129
Legal settlement		—	—		(731)	—

Total operating expenses		10,730	9,921		19,199	18,497

Loss from operations		(7,029)	(6,192)		(12,288)	(10,827)

Gain (loss) on foreign currency transactions		1	(33)		(129)	(31)
Interest income (expense), net		23	(185)		23	(415)

Non-operating loss, net		24	(218)		(106)	(446)

Loss before income tax provision (benefit)		(7,005)	(6,410)		(12,394)	(11,273)
Income tax provision (benefit)		36	29		83	53
Net loss	$	(7,041)	$(6,439)	$	(12,477)	$(11,326)

Net loss per share:
Basic	$	(0.12)	$(0.17)		$(0.21)	$(0.31)

Diluted	$	(0.12)	$(0.17)		$(0.21)	$(0.31)

Shares used in the calculation of net loss per share:
Basic		58,180	37,629		58,163	37,045

Diluted		58,180	37,629		58,163	37,045

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

		June 30			December 31
			-	-
	2015			2014
ASSETS		(unaudited)			(audited)
Current assets:
Cash and cash equivalents	$	19,922			$31,560
Restricted cash equivalent		200			—
Accounts receivable, less allowance of $1,987 in 2015 and $1,711 in 2014		9,778			9,004
Inventory, net		13,680			12,508
Prepaid expenses and other current assets		1,631			1,726

Total current assets		45,211			54,798
Property, plant and equipment, net		2,366			1,295
Intangible assets, net		79			114
Goodwill		2,926			2,926
Other assets		761			270
Total assets	$	51,343		$	59,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$	8,849			$8,357
Accrued liabilities		5,913			5,188
Customer deposits		96			112
Deferred revenue, current portion		3,050			2,494
Total current liabilities		17,908			16,151

Deferred tax liabilities		708			677
Deferred revenue, long-term		201			—
Capital lease obligation		238			—
Warranty accrual, long-term		868			519
Other liabilities, long-term		365			—

Total liabilities		20,288			17,347

Stockholders’ equity:
Preferred stock, par value $0.001		—			—
Common stock, par value $0.001		58			58
Additional paid-in capital		186,907			185,231
Accumulated other comprehensive loss		(757)			(557)
Accumulated deficit		(155,153)			(142,676)

Total stockholders’ equity		31,055			42,056

Total liabilities and stockholders’ equity	$	51,343		$	59,403

BIOLASE, INC.

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
(unaudited, in thousands, except per share data)

	Three Months Ended						Six Months Ended
	June 30						June 30
	2015			2014			2015			2014

GAAP net loss	$	(7,041)		$	(6,439)		$	(12,477)		$	(11,326)
Adjustments:
Interest (income) expense, net...		(2	3)		18	5		(2	3)		415
Income tax (benefit) provision.....................		36			29			83			53
Depreciation and amortization expense		166			177			324			352
Stock-based compensation, other equity instruments, and other non-cash compensation expense.....................		935			338			1,635			709
Non-GAAP net loss...	$	(5,927)		$	(5,710)		$	(10,458)			$(9,797)

GAAP net loss per share, basic and diluted...	$	(0.12)			$(0.17)			$(0.21)			$(0.31)
Adjustments:
Interest expense		—			0.01			—			0.02
Income tax (benefit) provision.....................		—			—			—			—
Depreciation and amortization expense		—			—			—			0.01
Stock-based compensation, other equity instruments, and other non-cash compensation expense.....................		0.02			0.01			0.03			0.02

Non-GAAP net loss per share, basic and diluted	$	(0.10)			$(0.15)			$(0.18)			$(0.26)

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